Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
Dr Pepper Snapple Group Chief Financial Officer
John Stewart to Retire in March 2010
PLANO, TX, October 27, 2009 — Dr Pepper Snapple Group Inc. (NYSE: DPS) today announced that John O. Stewart, Executive Vice President and Chief Financial Officer, has decided to take early retirement. To facilitate the transition of his duties as Chief Financial Officer, Mr. Stewart has agreed to remain in his position until March 31, 2010. The company will conduct an external search for his replacement, and Mr. Stewart will assist in his successor’s transition.
“John has played a critical role in our successful business transformation from a subsidiary to a publicly traded company,” said Larry Young, President and Chief Executive Officer. “He has built a strong and highly effective finance and IT organization and has led significant improvements in our systems and controls. All of us at Dr Pepper Snapple thank John for his lasting contributions to our great business.”
Mr. Stewart, 51, has served as Chief Financial Officer since November 2006. Prior to joining the company, he was Senior Vice President and Chief Financial Officer of Diageo North America, a subsidiary of Diageo PLC.
About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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